Exhibit 4.2

TWENTIETH SUPPLEMENTAL INDENTURE

dated as of July 3, 2007

____________________

This Twentieth Supplemental Indenture, dated as of the 3rd day of July, 2007 between CMS Energy Corporation, a corporation duly organized and existing under the laws of the State of Michigan (hereinafter called the “Issuer”) and having its principal office at One Energy Plaza, Jackson, Michigan 49201, and The Bank of New York, a New York banking corporation (hereinafter called the “Trustee”) and having its Corporate Trust Office at 101 Barclay Street, New York, New York 10286.

WITNESSETH:

WHEREAS, the Issuer and the Trustee (successor to NBD Bank, National Association and JPMorgan Chase Bank, N.A.) entered into an Indenture, dated as of September 15, 1992 (the “Original Indenture”), pursuant to which one or more series of debt securities of the Issuer (the “Securities”) may be issued from time to time; and

WHEREAS, Section 2.3 of the Original Indenture permits the terms of any series of Securities to be established in an indenture supplemental to the Original Indenture; and

WHEREAS, Section 8.1(e) of the Original Indenture provides that a supplemental indenture may be entered into by the Issuer and the Trustee without the consent of any Holders (as defined in the Original Indenture) of the Securities to establish the form and terms of the Securities of any series; and

WHEREAS, the Issuer has requested the Trustee to join with it in the execution and delivery of this Twentieth Supplemental Indenture in order to supplement and amend the Original Indenture by, among other things, establishing the form and terms of a series of Securities to be known as the Issuer’s “6.55% Senior Notes due 2017” (the “2017 Notes”), providing for the issuance of the 2017 Notes and amending and adding certain provisions thereof for the benefit of the Holders of the 2017 Notes; and

WHEREAS, the Issuer and the Trustee desire to enter into this Twentieth Supplemental Indenture for the purposes set forth in Sections 2.3 and 8.1(e) of the Original Indenture as referred to above; and

WHEREAS, the Issuer has furnished the Trustee with a copy of the resolutions of its Board of Directors certified by its Secretary or Assistant Secretary authorizing the execution of this Twentieth Supplemental Indenture; and

WHEREAS, all things necessary to make this Twentieth Supplemental Indenture a valid agreement of the Issuer and the Trustee and a valid supplement to the Original Indenture have been done;

NOW, THEREFORE, for and in consideration of the premises and the purchase of the 2017 Notes to be issued hereunder by holders thereof, the Issuer and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective holders from time to time of the 2017 Notes, as follows:

ARTICLE I

STANDARD PROVISIONS; DEFINITIONS

SECTION 1.01. Standard Provisions. The Original Indenture together with this Twentieth Supplemental Indenture and all previous indentures supplemental thereto entered into pursuant to the applicable terms thereof are hereinafter sometimes collectively referred to as the “Indenture.” All capitalized terms which are used herein and not otherwise defined herein are defined in the Indenture and are used herein with the same meanings as in the Indenture.

SECTION 1.02. Definitions.

(a) The following terms have the meanings set forth in the Sections hereof set forth below:

Term	Section
Applicable Premium	2.04
Change of Control Date	3.01
Change of Control Purchase Notice	3.01 (b)
Change of Control Purchase Price	3.01
Depositary	Article VI
DTC	2.03
Events of Default	5.01
Global Note	Article VI
Indenture	1.01; 2.04
Interest Payment Date	2.03
Issuer	Preamble; 2.03
Lien	4.02
Maturity	2.03
Original Indenture	Recitals
Original Issue Date	2.03
Place of Payment	2.03
Purchase Date	3.01(a)(iii)
Record Date	2.03
Required Repurchase	3.01
Securities	Recitals
Stated Maturity	2.01
Treasury Rate	2.04
Trustee	Preamble; 2.04
2017 Notes	Recitals; 2.04

(b) Section 1.1 of the Original Indenture is amended to insert the new definitions applicable to the 2017 Notes, in the appropriate alphabetical sequence, as follows:

“Additional Amount” means any additional amounts that are required by the Indenture or any 2017 Note, under circumstances specified therein, to be paid by the Issuer in respect of certain taxes, assessments or other governmental charges imposed on Holders specified therein and that are owing to such Holders.

“Capital Lease Obligation” of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or Letter Stock.

“Change of Control” means the occurrence of any of the following events: (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing) becomes the “beneficial owners” (as used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group will be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Issuer, whether as a result of the issuance of securities of the Issuer, any merger, consolidation, liquidation or dissolution of the Issuer or otherwise; (2) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Issuer and its subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary) shall have occurred, or the Issuer merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Issuer is reclassified into or exchanged for other Voting Stock of the Issuer or for Voting Stock of the surviving corporation and (b) the holders of the Voting Stock of the Issuer immediately prior to such transaction own, directly or indirectly, a majority of the Voting Stock of the Issuer or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; (3) during any period, individuals who at the beginning of such period constituted the board of directors of the Issuer (together with any new directors whose election or appointment by such board of directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Issuer then in office; or (4) the stockholders of the Issuer shall have approved any plan of liquidation or dissolution of the Issuer.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline.

“Consolidated Assets” means, at any date of determination, the aggregate assets of the Issuer and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Current Liabilities” means, for any period, the aggregate amount of liabilities of the Issuer and its Consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (i) eliminating all inter-company items between the Issuer and any Consolidated Subsidiary and (ii) deducting all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

“Consolidated Net Tangible Assets” means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of the Issuer and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of: (i) Consolidated Current Liabilities; (ii) minority interests in Consolidated Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary; (iii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by resolutions of the Board of Directors; (iv) any revaluation or other write-up in value of assets subsequent to December 31, 1996, as a result of a change in the method of valuation in accordance with generally accepted accounting principles; (v) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (vi) treasury stock; and (vii) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

“Consolidated Subsidiary” means any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Issuer in accordance with generally accepted accounting principles.

“Consumers” means Consumers Energy Company, a Michigan corporation, all of whose common stock is on the date hereof owned by the Issuer.

“Enterprises” means CMS Enterprises Company, a Michigan corporation and wholly-owned subsidiary of the Issuer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Indebtedness” of any Person means, without duplication:

(i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(ii) all Capital Lease Obligations of such Person;

(iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(v) all obligations of the type referred to in clauses (i) through (iv) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and

(vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

“Investment Grade” means BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s or, if either S&P or Moody’s shall not make a rating on the 2017 Notes publicly available, another Rating Agency.

“Letter Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is intended to reflect the separate performance of certain of the businesses or operations conducted by such corporation or any of its subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any of the 2017 Notes on behalf of the Issuer. Initially, the Paying Agent shall be the Trustee.

“Predecessor 2017 Note” of any particular 2017 Note means every previous 2017 Note evidencing all or a portion of the same debt as that evidenced by such particular 2017 Note; and, for the purposes of the definition, any 2017 Note authenticated and delivered under Section 2.9 of the Indenture in exchange for or in lieu of a mutilated, destroyed, lost or stolen 2017 Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen 2017 Note.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Rating Agency” means each of S&P and Moody’s or, if S&P or Moody’s or both shall not make a rating on the 2017 Notes publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by the Issuer (as certified by a resolution of the Issuer’s board of directors), which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means the rating of the 2017 Notes shall be decreased by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period shall be extended so long as the rating of the 2017 Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies; provided, that the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the 2017 Notes); provided, however, that if the rating of the 2017 Notes by each of the Rating Agencies is Investment Grade, then “Rating Decline” means the rating of the 2017 Notes shall be decreased by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of the 2017 Notes by each of the Rating Agencies falls below Investment Grade on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period shall be extended so long as the rating of the 2017 Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies; provided, that the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the 2017 Notes).

“Regulation S” means Regulation S under the Securities Act.

“Restricted Subsidiary” means any Subsidiary (other than Consumers and its Subsidiaries) of the Issuer which, as of the date of the Issuer’s most recent quarterly consolidated balance sheet, constituted at least 10% of the total Consolidated Assets of the Issuer and its Consolidated Subsidiaries and any other Subsidiary which from time to time is designated a Restricted Subsidiary by the Board of Directors; provided that no Subsidiary may be designated a Restricted Subsidiary if, immediately after giving effect thereto, an Event of Default or event that, with the lapse of time or giving of notice or both, would constitute an Event of Default would exist, and (i) any such Subsidiary so designated as a Restricted Subsidiary must be organized under the laws of the United States or any State thereof, (ii) more than 80% of the Voting Stock of such Subsidiary must be owned of record and beneficially by the Issuer or a Restricted Subsidiary and (iii) such Restricted Subsidiary must be a Consolidated Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Securities Act” means the Securities Act of 1933, as amended.

“Support Obligations” means, for any Person, without duplication, any financial obligation, contingent or otherwise, of such Person guaranteeing or otherwise supporting any debt or other obligation of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt, (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt, (iv) to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt), or (v) to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.

“Voting Stock” means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

ARTICLE II

DESIGNATION AND TERMS OF THE 2017 NOTES; FORMS

SECTION 2.01. Establishment of Series.

(a) There is hereby created a series of Securities to be known and designated as the “6.55% Senior Notes due 2017” to be issued in aggregate principal amount of $250,000,000. Additional Securities, without limitation as to amount, having substantially the same terms as the 2017 Notes (except a different issue date, issue price and bearing interest from the last Interest Payment Date to which interest has been paid or duly provided for on the 2017 Notes, and, if no interest has been paid, from July 3, 2007), may also be issued by the Issuer pursuant to the Indenture without the consent of the existing Holders of the 2017 Notes. Such additional Securities shall be part of the same series as the 2017 Notes. The “Stated Maturity” of the 2017 Notes is July 17, 2017; the principal amount of the 2017 Notes shall be payable on such date unless the 2017 Notes are earlier redeemed or purchased in accordance with the terms of the Indenture.

(b) The 2017 Notes will bear interest from the Original Issue Date, or from the most recent date to which interest has been paid or duly provided for, at the rate of 6.55% per annum stated therein until the principal thereof is paid or made available for payment. Interest will be payable semiannually on each Interest Payment Date and at Maturity, as provided in the form of the 2017 Note in Section 2.03 hereof.

(c) The Record Date referred to in Section 2.3(f)(4) of the Indenture for the payment of the interest on any 2017 Note payable on any Interest Payment Date (other than at Maturity) shall be the 15th day prior to the relevant Interest Payment Date (whether or not a Business Day) except that the Record Date for interest payable at Maturity shall be the date of Maturity.

(d) The payment of the principal of, premium (if any) and interest on the 2017 Notes shall not be secured by a security interest in any property.

(e) The 2017 Notes shall be redeemable at the option of the Issuer, in whole or in part, at any time and from time to time, upon not less than 30, nor more than 60 days notice at a redemption price equal to 100% of the principal amount of such 2017 Notes being redeemed plus the Applicable Premium, if any, thereon at the time of redemption, together with accrued interest, if any, thereon to the redemption date. In no event will the redemption price ever be less than 100% of the principal amount of the 2017 Notes plus accrued interest, if any, thereon to the redemption date. The 2017 Notes shall be purchased by the Issuer at the option of the Holders thereof as provided in Article III hereof.

(f) The 2017 Notes shall not be convertible.

(g) The 2017 Notes will not be subordinated to the payment of Senior Debt.

(h) The Issuer will not pay any additional amounts on the 2017 Notes held by a Person who is not a U.S. person (as defined in Regulation S) in respect of any tax, assessment or government charge withheld or deducted.

(i) The events specified in Events of Default with respect to the 2017 Notes shall include the events specified in Article V of this Twentieth Supplemental Indenture. In addition to the covenants set forth in Article Three of the Original Indenture, the Holders of the 2017 Notes shall have the benefit of the covenants of the Issuer set forth in this Twentieth Supplemental Indenture.

SECTION 2.02. Forms Generally. The 2017 Notes and Trustee’s certificates of authentication shall be in substantially the form set forth in this Article II, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such 2017 Notes, as evidenced by their execution thereof.

The definitive 2017 Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the officers executing such 2017 Notes, as evidenced by their execution thereof.

SECTION 2.03. Form of Face of 2017 Note.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.

Unless this Global 2017 Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to CMS Energy Corporation or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of a nominee of DTC or in such other name as is requested by an authorized representative of DTC (and any payment is made to such nominee of DTC or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof has an interest herein.

CMS ENERGY CORPORATION

6.55% SENIOR NOTES DUE 2017

No. 1 $250,000,000

CUSIP No.: 125896BA7

ISIN No.: US125896BA74

CMS Energy Corporation, a corporation duly organized and existing under the laws of the State of Michigan (herein called the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of Two Hundred Fifty Million Dollars on July 17, 2017 (“Maturity”) and to pay interest thereon from July 3, 2007 (the “Original Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on January 17 and July 17 in each year, commencing on January 17, 2008 (each an “Interest Payment Date”) to the Persons in whose names the 2017 Notes are registered at the close of business on January 2 and July 2 (each a “Record Date”), and at Maturity, at the rate of 6.55% per annum, until the principal hereof is paid or made available for payment. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this 2017 Note (or one or more Predecessor 2017 Notes) is registered at the close of business on the Record Date for such interest, which shall be the 15th day prior to such Interest Payment Date (whether or not a Business Day) except that the Record Date for interest payable at Maturity shall be the date of Maturity. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this 2017 Note (or one or more Predecessor 2017 Notes) is registered at the close of business on a subsequent Record Date (which shall be not less than five Business Days prior to the date of payment of such defaulted interest) for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of 2017 Notes not less than 15 days preceding such subsequent Record Date.

This 2017 Note is subject to redemption at the option of the Issuer and to purchase by the Issuer at the option of the Holder as specified on the reverse of this 2017 Note.

Payment of the principal of (and premium, if any) and interest, if any, on this 2017 Note will be made at the office or agency of the Issuer maintained for that purpose in New York, New York (the “Place of Payment”), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Issuer payment of interest (other than interest payable at Maturity) may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account designated by such Person not later than ten days prior to the date of such payment.

Reference is hereby made to the further provisions of this 2017 Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this 2017 Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.

Dated:

CMS ENERGY CORPORATION

By

Its:

By

Its:

SECTION 2.04. Form of Reverse of 2017 Note.

This 6.55% Senior Note due 2017 is one of a duly authorized issue of securities of the Issuer (herein called the “2017 Notes”), issued and to be issued under an Indenture, dated as of September 15, 1992, as supplemented by certain supplemental indentures, including the Twentieth Supplemental Indenture, dated as of July 3, 2007 (herein collectively referred to as the “Indenture”), between the Issuer and The Bank of New York, a New York banking corporation (ultimate successor to NBD Bank, National Association and JPMorgan Chase Bank, N.A.), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, and the Holders of the 2017 Notes and of the terms upon which the 2017 Notes are, and are to be, authenticated and delivered. This 2017 Note is one of the series designated on the face hereof, issued in an initial aggregate principal amount of $250,000,000. Additional Securities, without limitation as to amount, having substantially the same terms as the 2017 Notes (except a different issue date, issue price and bearing interest from the last Interest Payment Date to which interest has been paid or duly provided for on the 2017 Notes, and, if no interest has been paid, from July 3, 2007), may also be issued by the Issuer pursuant to the Indenture without the consent of the existing Holders of the 2017 Notes. Such additional Securities shall be part of the same series as the 2017 Notes.

The 2017 Notes are subject to redemption at the option of the Issuer, in whole or in part, upon not more than 60 nor less than 30 days’ notice as provided in the Indenture at any time and from time to time, at a redemption price equal to 100% of the principal amount of such 2017 Notes being redeemed plus the Applicable Premium, if any, thereon at the time of redemption, together with accrued interest, if any, thereon to the redemption date, but interest installments whose Stated Maturity is on or prior to such redemption date will be payable to the Holder of record at the close of business on the relevant Record Date referred to on the face hereof, all as provided in the Indenture. In no event will the redemption price ever be less than 100% of the principal amount of the 2017 Notes plus accrued interest to the redemption date.

The following definitions are used to determine the Applicable Premium:

“Applicable Premium” means, with respect to a 2017 Note (or portion thereof) being redeemed at any time, the excess of (A) the present value at such time of the principal amount of such 2017 Note (or portion thereof) being redeemed plus all interest payments due on such 2017 Note (or portion thereof) after the redemption date, which present value shall be computed using a discount rate equal to the Treasury Rate plus 30 basis points, over (B) the principal amount of such 2017 Note (or portion thereof) being redeemed at such time. For purposes of this definition, the present values of the interest and principal payments will be determined in accordance with generally accepted principles of financial analysis.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to stated maturity of the 2017 Notes; provided, however, that if the average life to stated maturity of the 2017 Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

If a Change of Control Repurchase Event occurs, the Issuer shall notify the Holder of this 2017 Note of such occurrence and such Holder shall have the right to require the Issuer to make a Required Repurchase of all or any part of this 2017 Note at a Change of Control Purchase Price equal to 101% of the principal amount of this 2017 Note to be so purchased as more fully provided in the Indenture and subject to the terms and conditions set forth therein. In the event of a Required Repurchase of only a portion of this 2017 Note, a new 2017 Note or 2017 Notes for the unrepurchased portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to this 2017 Note shall occur and be continuing, the principal of this 2017 Note may be declared due and payable in the manner and with the effect provided in the Indenture.

In any case where any Interest Payment Date, redemption date, repurchase date, Stated Maturity or Maturity of any 2017 Note shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of the Indenture or this 2017 Note) payment of interest or principal (and premium, if any) need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date, redemption date, repurchase date or at the Stated Maturity or Maturity; provided that no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, redemption date, repurchase date, Stated Maturity or Maturity, as the case may be, to such Business Day.

The Trustee and the Paying Agent shall return to the Issuer upon written request any money or property held by them for the payment of any amount with respect to the 2017 Notes that remains unclaimed for two years, provided, however, that the Trustee or such Paying Agent, before being required to make any such return, shall at the expense of the Issuer cause to be published once in a newspaper of general circulation in The City of New York or mail to each such Holder notice that such money or property remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication or mailing, any unclaimed money or property then remaining shall be returned to the Issuer. After return to the Issuer, Holders entitled to the money or property must look to the Issuer for payment as general creditors unless an applicable abandoned property law designates another Person.

The Indenture contains provisions for defeasance at any time of (i) the entire indebtedness of this 2017 Note or (ii) certain restrictive covenants and Events of Default with respect to this 2017 Note, in each case upon compliance with certain conditions set forth therein.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of all outstanding 2017 Notes under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in principal amount of Securities of all series then outstanding and affected (voting as one class).

The Indenture permits the Holders of not less than a majority in principal amount of Securities of all series at the time outstanding with respect to which a default shall have occurred and be continuing (voting as one class) to waive on behalf of the Holders of all outstanding Securities of such series any past default by the Issuer, provided that no such waiver may be made with respect to a default in the payment of the principal of or the interest on any Security of such series or the default by the Issuer in respect of certain covenants or provisions of the Indenture, the modification or amendment of which must be consented to by the Holder of each outstanding Security of each series affected.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any 2017 Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, the Holders of not less than 25% in principal amount of the outstanding Securities of each affected series (voting as one class) shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the outstanding Securities of each affected series (voting as one class) a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or any interest on this 2017 Note on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this 2017 Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this 2017 Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this 2017 Note is registrable in the Security Register, upon surrender of this 2017 Note for registration of transfer at the office or agency of the Issuer in any place where the principal of and any premium and interest on this 2017 Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new 2017 Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The 2017 Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, 2017 Notes are exchangeable for a like aggregate principal amount of 2017 Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Issuer shall not be required to (i) issue, exchange or register the transfer of this 2017 Note for a period of 15 days next preceding the mailing of the notice of redemption of 2017 Notes or (ii) exchange or register the transfer of any 2017 Note or any portion thereof selected, called or being called for redemption, except in the case of any 2017 Note to be redeemed in part, the portion thereof not so to be redeemed.

Prior to due presentment of this 2017 Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this 2017 Note is registered as the owner hereof for all purposes, whether or not this 2017 Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this 2017 Note without definition which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SECTION 2.05. Form of Trustee’s Certificate of Authentication. The Trustee’s certificates of authentication shall be in substantially the following form:

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK,

as Trustee

By

Authorized Officer

ARTICLE III

CHANGE OF CONTROL

SECTION 3.01. Change of Control. Upon the occurrence of a Change of Control Repurchase Event (the effective date of such Change of Control Repurchase Event being the “Change of Control Date”), each Holder of a 2017 Note shall have the right to require that the Issuer repurchase (a “Required Repurchase”) all or any part of such Holder’s 2017 Note at a repurchase price payable in cash equal to 101% of the principal amount of such 2017 Note plus accrued interest to the Purchase Date (the “Change of Control Purchase Price”).

(a) Within 30 days following the Change of Control Date, the Issuer shall mail a notice to each Holder with a copy to the Trustee stating:

(i) that a Change of Control Repurchase Event has occurred and that such Holder has the right to require the Issuer to repurchase all or any part of such Holder’s 2017 Notes at the Change of Control Purchase Price;

(ii) the Change of Control Purchase Price;

(iii) the date on which any Required Repurchase shall be made (which shall be no earlier than 60 days nor later than 90 days from the date such notice is mailed) (the “Purchase Date”);

(iv) the name and address of the Paying Agent; and

(v) the procedures that Holders must follow to cause the 2017 Notes to be repurchased, which shall be consistent with this Section 3.01 and the Indenture.

(b) Holders electing to have a 2017 Note repurchased must deliver a written notice (the “Change of Control Purchase Notice”) to the Paying Agent (initially the Trustee) at its corporate trust office in New York, New York, or any other office of the Paying Agent maintained for such purposes, not later than 30 days prior to the Purchase Date. The Change of Control Purchase Notice shall state: (i) the portion of the principal amount of any 2017 Notes to be repurchased, which portion must be $1,000 or an integral multiple thereof; (ii) that such 2017 Notes are to be repurchased by the Issuer pursuant to the change of control provisions of the Indenture; and (iii) unless the 2017 Notes are represented by one or more Global Notes, the certificate numbers of the 2017 Notes to be delivered by the Holder thereof for repurchase by the Issuer. Any Change of Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent not later than three Business Days prior to the Purchase Date. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the 2017 Notes as to which the withdrawal notice relates and the principal amount of such 2017 Notes, if any, which remains subject to a Change of Control Purchase Notice.

If a 2017 Note is represented by a Global Note (as described in Article VI hereof), the Depositary or its nominee will be the Holder of such 2017 Note and therefore will be the only entity that can elect a Required Repurchase of such 2017 Note. To obtain repayment pursuant to this Section 3.01 with respect to such 2017 Note, the beneficial owner of such 2017 Note must provide to the broker or other entity through which it holds the beneficial interest in such 2017 Note (i) the Change of Control Purchase Notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, and (ii) instructions to such broker or other entity to notify the Depositary of such beneficial owner’s desire to obtain repayment pursuant to this Section 3.01. Such broker or other entity will provide to the Paying Agent (i) the Change of Control Purchase Notice received from such beneficial owner and (ii) a certificate satisfactory to the Paying Agent from such broker or other entity stating that it represents such beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives pursuant to this Section 3.01 to such beneficial owner.

(c) Payment of the Change of Control Purchase Price for a 2017 Note for which a Change of Control Purchase Notice has been delivered and not withdrawn is conditioned (except in the case of a 2017 Note represented by one or more Global Notes) upon delivery of such 2017 Note (together with necessary endorsements) to the Paying Agent at its office in New York, New York, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Purchase Date) after the delivery of such Change of Control Purchase Notice. Payment of the Change of Control Purchase Price for such 2017 Note will be made promptly following the later of the Purchase Date or the time of delivery of such 2017 Note. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change of Control Purchase Price of such 2017 Note on the Business Day following the Purchase Date, then, on and after such date, interest will cease accruing, and all other rights of the Holder shall terminate (other than the right to receive the Change of Control Purchase Price upon delivery of the 2017 Note).

(d) The Issuer shall comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act, which may then be applicable in connection with any offer by the Issuer to repurchase 2017 Notes at the option of Holders upon a Change of Control Repurchase Event.

(e) No 2017 Note may be repurchased by the Issuer as a result of a Change of Control Repurchase Event if there has occurred and is continuing an Event of Default (other than a default in the payment of the Change of Control Purchase Price with respect to the 2017 Notes).

ARTICLE IV

ADDITIONAL COVENANTS OF THE ISSUER

WITH RESPECT TO THE 2017 NOTES

SECTION 4.01. Existence. So long as any of the 2017 Notes are outstanding, subject to Article Nine of the Original Indenture, the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

SECTION 4.02. Limitation on Certain Liens. So long as any of the 2017 Notes are outstanding, the Issuer shall not create, incur, assume or suffer to exist any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind, or any other type of arrangement intended or having the effect of conferring upon a creditor of the Issuer or any Subsidiary a preferential interest (hereinafter in this Section 4.02 referred to as a “Lien”); provided, that no Event of Default shall have occurred and be continuing (or result therefrom) at the time of payment of such dividend upon or with respect to any of its property of any character, including without limitation any shares of Capital Stock of Consumers or Enterprises, without making effective provision whereby the 2017 Notes shall (so long as any such other creditor shall be so secured) be equally and ratably secured (along with any other creditor similarly entitled to be secured) by a direct Lien on all property subject to such Lien, provided, however, that the foregoing restrictions shall not apply to:

(i) Liens for taxes, assessments or governmental charges or levies to the extent not past due;

(ii) pledges or deposits to secure (A) obligations under workmen’s compensation laws or similar legislation, (B) statutory obligations of the Issuer or (C) Support Obligations;

(iii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue or which have been fully bonded and are being contested in good faith;

(iv) purchase money Liens upon or in property acquired and held by the Issuer in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any property other than the property being acquired and no such extension, renewal or replacement shall extend to or cover property not theretofore subject to the Lien being extended, renewed or replaced, and provided, further, that the aggregate principal amount of the Indebtedness at any one time outstanding secured by Liens permitted by this clause (iv) shall not exceed $10,000,000; and

(v) Liens not otherwise permitted by clauses (i) through (iv) of this Section 4.02 securing Indebtedness of the Issuer; provided that on the date such Liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all of the secured Indebtedness of the Issuer at such date shall not exceed 10% of Consolidated Net Tangible Assets at such date.

SECTION 4.03. Limitation on Consolidation, Merger and Sales. Nothing contained in the Indenture or in any of the 2017 Notes shall prevent any consolidation or merger of the Issuer with or into any other Person or Persons (whether or not affiliated with the Issuer), or successive consolidations or mergers in which the Issuer or its successor or successors shall be a party or parties, or shall prevent any conveyance, transfer or lease of the property of the Issuer as an entirety or substantially as an entirety, to any other Person (whether or not affiliated with the Issuer); provided, however, that:

(i) in case the Issuer shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, the entity formed by such consolidation or into which the Issuer is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Issuer as an entirety or substantially as an entirety shall be a corporation or a limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by an indenture (or indentures, if at such time there is more than one Trustee) supplemental to the Indenture, executed by the successor Person and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, any premium and interest on and any Additional Amounts with respect to all the Securities and the performance of every obligation in the Indenture and the Outstanding Securities on the part of the Issuer to be performed or observed and shall provide for conversion or exchange rights in accordance with the provisions of the Securities of any series that are convertible or exchangeable into Common Stock or other securities;

(ii) immediately after giving effect to such transaction, no Event of Default or event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

(iii) either the Issuer or the successor Person shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the provisions of the Indenture and all conditions precedent therein relating to such transaction.

SECTION 4.04. Successor Person Substituted for Issuer. Upon any consolidation by the Issuer with or merger of the Issuer into any other Person or any conveyance, transfer or lease of the properties and assets of the Issuer substantially as an entirety to any Person in accordance with Section 4.03, the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if such successor Person had been named as the Issuer herein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the Indenture and the Securities.

ARTICLE V

ADDITIONAL EVENTS OF DEFAULT

WITH RESPECT TO THE 2017 NOTES

SECTION 5.01. Definition. All of the events specified in clauses (a) through (h) of Section 5.1 of the Original Indenture shall be “Events of Default” with respect to the 2017 Notes.

SECTION 5.02. Amendments to Section 5.1 of the Original Indenture. Solely for the purpose of determining Events of Default with respect to the 2017 Notes, paragraphs Section 5.1(e), Section 5.1(f) and Section 5.1(h) of the Original Indenture shall be amended such that each and every reference therein to the Issuer shall be deemed to mean either the Issuer or Consumers.

SECTION 5.03. Additional Events of Default. Solely for the purpose of determining Events of Default with respect to the 2017 Notes, an Event of Default shall also include the following:

(i) default in the payment of any interest upon any 2017 Note when it becomes due and payable, and continuance of such default for 30 days;

(ii) default in the Issuer’s obligation to redeem the 2017 Notes after exercising its redemption option pursuant to this Twentieth Supplemental Indenture; and

(iii) default in the Issuer’s obligation to purchase 2017 Notes upon the occurrence of a Change of Control Repurchase Event in accordance with the terms of Article III hereof.

ARTICLE VI

GLOBAL NOTES

The 2017 Notes will be issued initially in the form of Global Notes. “Global Note” means a registered 2017 Note evidencing one or more 2017 Notes issued to a depositary (the “Depositary”) or its nominee, in accordance with this Article VI and bearing the legend prescribed in this Article VI. One or more Global Notes will represent all 2017 Notes. The Issuer shall execute and the Trustee shall, in accordance with this Article VI and the Issuer Order with respect to the 2017 Notes, authenticate and deliver one or more Global Notes in temporary or permanent form that (i) shall represent and shall be denominated in an aggregate amount equal to the aggregate principal amount of the 2017 Notes to be represented by such Global Note or Global Notes, (ii) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary, (iii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions and (iv) shall bear a legend substantially to the following effect: “Unless the Global 2017 Note is presented by an authorized representative of the Depositary to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of a nominee of the Depositary or in such other name as is requested by an authorized representative of the Depositary (and any payment is made to such nominee of the Depositary or to such other entity as is requested by an authorized representative of the Depositary), any transfer, pledge or other use hereof for value or otherwise by or to any Person is wrongful inasmuch as the registered owner hereof has an interest herein.”

Notwithstanding Section 2.8 of the Original Indenture, unless and until it is exchanged in whole or in part for 2017 Notes in definitive form, a Global Note representing one or more 2017 Notes may not be transferred except as a whole by the Depositary, to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for 2017 Notes or a nominee of such successor Depositary.

If at any time the Depositary for the 2017 Notes is unwilling or unable to continue as Depositary for the 2017 Notes, the Issuer shall appoint a successor Depositary with respect to the 2017 Notes. If a successor Depositary for the 2017 Notes is not appointed by the Issuer by the earlier of (i) 90 days from the date the Issuer receives notice to the effect that the Depositary is unwilling or unable to act, or the Issuer determines that the Depositary is unable to act or (ii) the effectiveness of the Depositary’s resignation or failure to fulfill its duties as Depositary, the Issuer will execute, and the Trustee, upon receipt of a Issuer Order for the authentication and delivery of definitive 2017 Notes, will authenticate and deliver 2017 Notes in definitive form in an aggregate principal amount equal to the principal amount of the Global Note or Global Notes representing such 2017 Notes in exchange for such Global Note or Global Notes.

The Issuer may at any time and in its sole discretion determine that the 2017 Notes issued in the form of one or more Global Notes shall no longer be represented by such Global Note or Global Notes. In such event the Issuer will execute, and the Trustee, upon receipt of an Issuer Order for the authentication and delivery of definitive 2017 Notes, will authenticate and deliver 2017 Notes in definitive form in an aggregate principal amount equal to the principal amount of the Global Note or Global Notes representing such 2017 Notes in exchange for such Global Note or Global Notes.

The Depositary for such 2017 Notes may surrender a Global Note or Global Notes for such 2017 Notes in exchange in whole or in part for 2017 Notes in definitive form on such terms as are acceptable to the Issuer and such Depositary. Thereupon, the Issuer shall execute, and the Trustee shall authenticate and deliver, without service charge:

(i) to each Person specified by such Depositary a new 2017 Note or 2017 Notes, of any authorized denomination as requested by such Person in aggregate principal amount equal to and in exchange for such Person’s beneficial interest in the Global Note; and

(ii) to such Depositary a new Global Note in a denomination equal to the difference, if any, between the principal amount of the surrendered Global Note and the aggregate principal amount of 2017 Notes in definitive form delivered to Holders thereof.

In any exchange provided for in this Article VI, the Issuer will execute and the Trustee will authenticate and deliver 2017 Notes in definitive registered form in authorized denominations.

Upon the exchange of a Global Note for 2017 Notes in definitive form, such Global Note shall be cancelled by the Trustee. 2017 Notes in definitive form issued in exchange for a Global Note pursuant to this Article VI shall be registered in such names and in such authorized denominations as the Depositary for such Global Note, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee or Security Registrar. The Trustee shall deliver such 2017 Notes to the Persons in whose names such 2017 Notes are so registered.

ARTICLE VII

DEFEASANCE

All of the provisions of Article Ten of the Original Indenture shall be applicable to the 2017 Notes. Upon satisfaction by the Issuer of the requirements of Section 10.1(C) of the Indenture, in connection with any covenant defeasance (as provided in Section 10.1(C) of the Indenture), the Issuer shall be released from its obligations under Article Nine of the Original Indenture and under Article IV of this Twentieth Supplemental Indenture with respect to the 2017 Notes.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

This Twentieth Supplemental Indenture is a supplement to the Original Indenture. As supplemented by this Twentieth Supplemental Indenture, the Original Indenture is in all respects ratified, approved and confirmed, and the Original Indenture and this Twentieth Supplemental Indenture shall together constitute one and the same instrument.

ARTICLE IX

MODIFICATION AND WAIVER

In addition to those matters set forth in Section 8.2 of the Original Indenture (including the terms and conditions of the 2017 Notes set forth herein), with respect to the 2017 Notes, no amendment or supplemental indenture to the Indenture shall, without the consent of the Holder of each 2017 Note affected thereby:

(a) reduce the redemption price or Change of Control Purchase Price of the 2017 Notes; or

(b) change the terms applicable to redemption or purchase of the 2017 Notes in a manner adverse to the Holder.

In addition, with respect to the 2017 Notes, notwithstanding Section 5.10 of the Original Indenture, approval of the Holders of each outstanding 2017 Note shall be required to waive any default by the Issuer in any payment of the redemption price or Change of Control Purchase Price with respect to any 2017 Notes.

ARTICLE X

MODIFICATION TO THE SEVENTEENTH

SUPPLEMENTAL INDENTURE

Section 6.06(e) of the Seventeenth Supplemental Indenture dated as of December 13, 2004 regarding the issuance of the Issuer’s 2.875% Convertible Senior Notes due 2024 shall be amended to state in its entirety as follows:

If a Holder elects to convert 2024 Notes in connection with a corporate transaction as described in Section 2.04(d) hereof that occurs on or prior to December 1, 2011, that constitutes a Fundamental Change (other than as described in clause (iv) of the definition of Fundamental Change) and 10% or more of the Fair Market Value of the consideration for the Common Stock (as determined by the Board of Directors, whose determination shall be conclusive evidence of such Fair Market Value) in the corporate transaction consists of (i) cash, (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, then the Conversion Rate for the 2024 Notes surrendered for conversion by such Holder shall be adjusted so that such Holder will be entitled to receive cash and             shares of Common Stock equal to the sum of (A) the Conversion Value and (B) the number of additional shares of Common Stock (the “Additional Shares”) determined in the manner set forth below, subject in each case to the Issuer’s payment elections as described in Section 6.13 hereof. For the avoidance of doubt, the adjustment provided for in this Section 6.06(e) shall only be made with respect to the 2024 Notes being converted in connection with such Fundamental Change and shall not be effective as to any 2024 Notes not so converted.

TESTIMONIUM

This Twentieth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Twentieth Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.

CMS ENERGY CORPORATION

Laura L. Mountcastle

Vice President and Treasurer

Attest:

THE BANK OF NEW YORK,

as Trustee

Attest: